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                                                                     Exhibit 5.1

               [LETTERHEAD OF COVINGTON & BURLING APPEARS HERE]



                                                              December 10, 1999


Mediconsult.com, Inc.
1330 Avenue of the Americas
New York, NY 10019

Ladies and Gentlemen:

                  In connection with the registration under the Securities Act of 1933, as amended (the "Act"), of 2,415,228 shares of common stock, par value $.001 per share (the "Shares"), of Mediconsult.com, Inc., a Delaware corporation (the "Company"), pursuant to the Registration Statement on Form S-3 (the "Registration Statement") filed by you with the Securities and Exchange Commission, we have examined such corporate records, certificates and other documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion.

                  Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, assuming compliance with the Act, the Shares have been duly and validly issued and are fully paid and nonassessable.

                  We hereby consent to the filing of our opinion as Exhibit 5.1 to the Registration Statement and to the references to us under the heading "Legal Matters" in the prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act.

                                                      Very truly yours,


                                                      /s/ Covington & Burling